RECENT STRATEGIC ANNOUNCEMENTS SUPPORT STRATEGIC PLANS 1 REDOMICILING TO BERMUDA PROCESS OVERVIEW TELENET MINORITY BUYOUT TRANSACTION SUMMARY ◆ Liberty Global plc to change its place of incorporation from the United Kingdom to Bermuda ◆ Several benefits including increased corporate flexibility and closer alignment with U.S. listing and shareholder base ◆ No change or impact to NASDAQ listing, share ownership, board, offices, day-to-day operations, joint ventures, financial statements or balance sheet ◆ Not a tax-driven transaction, revenue/income remain Europe-based TRANSACTION SUMMARY ◆ Voluntary & conditional public takeover bid for TNET at €22 / share ◆ Unanimous support and recommendation from Telenet board of directors and management ◆ Attractive premium of 52% to one month VWAP ◆ Funded by non-recourse debt through Liberty Global Belgium Holding ◆ 95% acceptance threshold condition; followed by simplified squeeze- out process PROCESS OVERVIEW 1. Intention to Bid Announced on March 21, 2023, via article 8 announcement 2. Prospectus filed and FSMA review 3. Telenet response Memo 4. Formal launch of tender offer LG filed prospectus awaiting FSMA review Includes independent expert report Start of the simplified squeeze-out process 1. Preliminary Proxy Filed preliminary proxy statement with the SEC and confirmed no SEC review 2. Definitive Proxy 3. Shareholder Meeting 4. Court Hearings File definitive proxy statement following UK Court hearing. Shareholder meetings will be scheduled Vote: - 75% of shares of votes cast by class - majority in number of the shareholders voting by class Closing occurring shortly thereafter 1 2 EXHIBIT 99.1